                                                                   Exhibit 12.01

Oceaneering International, Inc.
Computation of Ratio of Earnings to Fixed Charges
(in thousands)

                                                                                       Nine-Month
                                                                                      Period Ended
                                                           Year Ended December 31,    December 31,    Fiscal Year Ended March 31,
                                                          -------------------------                  -----------------------------
                                                             2002          2001           2000           2000             1999
                                                          -----------   -----------   ------------   -----------       -----------
                                                                        (restated)     (restated)     (restated)        (restated)
Fixed Charges:
   (a) Interest expensed and capitalized                   $   8,610     $  11,965     $    8,597     $   7,753         $   5,891
   (b) Amortized premiums, discounts and capital
           expenses related to indebtedness                      235           235            135           152                87
   (c) Estimate of interest within rental expense              2,227         1,844          1,523         1,970             1,568
   (d) Preference security dividend requirements
           of consolidated subsidiaries                            -             -              -             -                 -
                                                          -----------   -----------   ------------   -----------       -----------
                                                           $  11,072     $  14,044     $   10,255     $   9,875         $   7,546
                                                          ===========   ===========   ============   ===========       ===========

Earnings:
   Added Items:
       (a) Pretax income from continuing operations
           before minority interests and income/loss
           from equity investees                           $  57,474     $  46,187     $   13,807     $  22,958         $  41,540
       (b) Fixed charges                                      11,072        14,044         10,255         9,875             7,546
       (c) Amortization of capitalized interest                  582           405            104            83                18
       (d) Distributed income of equity investees                  -             -              -             -                 -
       (e) Share of pretax losses of equity investees
           for which charges arising from guarantees
           are included in fixed charges                           -             -              -             -                 -
                                                          -----------   -----------   ------------   -----------       -----------
   Total added items                                          69,128        60,636         24,166        32,916            49,104
                                                          -----------   -----------   ------------   -----------       -----------

   Subtracted Items:
       (a) Interest capitalized                                    -         2,037          2,968         1,817             2,466
       (b) Preference security dividend requirements
           of consolidated subsidiaries                            -             -              -             -                 -
       (c) Minority interest in pretax income of
           subsidiaries that have not incurred
           fixed charges                                         (74)         (337)          (509)          848               254
                                                          -----------   -----------   ------------   -----------       -----------
   Total subtracted items                                        (74)        1,700          2,459         2,665             2,720
                                                          -----------   -----------   ------------   -----------       -----------
   Earnings as defined                                     $  69,202     $  58,936     $   21,707     $  30,251         $  46,384
                                                          ===========   ===========   ============   ===========       ===========
Ratio of earnings to fixed charges                              6.25          4.20           2.12          3.06              6.15
                                                          ===========   ===========   ============   ===========       ===========
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